Exhibit 99.1.

Questar Previews 2008 Financial Results and Provides Initial 2009

Capital Investment and Production Forecast

SALT LAKE CITY — Questar Corp. (NYSE:STR) today previewed third-quarter and full-year 2008 financial and operating results and described actions the company is taking in response to the turmoil in financial markets.

Questar will report third-quarter 2008 financial and operating results on October 29. The company expects third-quarter and full-year 2008 net income to be significantly above the current First Call mean estimates. The company also estimates that Questar E&P 2008 natural gas and oil-equivalent production will come in at the high end of its previous guidance of 166-169 billion cubic feet equivalent.

Subject to ongoing Questar Board review and approval, the company estimates that 2009 capital expenditures may range from $1.5 to $1.6 billion, down from approximately $2.6 billion in 2008. The 2008 capital investment program included approximately $710 million in property acquisitions. The company anticipates that cash flows from operations and existing credit facilities should provide adequate liquidity to fund anticipated 2009 capital investments, operating expenses and dividends. At this level of capital investment, the company estimates that Questar E&P 2009 production may still grow 10-15% from 2008 levels. As previously disclosed, the company has hedged approximately 70% of Questar E&P’s forecast 2009 natural gas production at average net-to-the-well prices significantly above the current forward strip (see Questar’s latest investor presentation at www.questar.com). The company also reminded investors that operating cash flows from its subsidiaries, Wexpro, Gas Management, Questar Pipeline and Questar Gas, are relatively insensitive to changes in natural gas and crude oil prices.

The company believes it has sufficient liquidity to support its operating and capital investment plans through 2009. The company currently has $475 million undrawn debt capacity on subsidiary Questar Market Resources’ $800 million revolving credit facility. In addition, the company has $365 million of committed commercial paper credit lines with eight high-quality banks. Subject to market conditions the company may further bolster liquidity by issuing up to $300 million in term notes under an existing Market Resources shelf registration. The proceeds would be used to pay down the Market Resources revolving credit facility.

“Our intent with this press release is to assure Questar equity and debt investors that we’re acting to protect their interests under very difficult market conditions,” said Keith Rattie, Questar Chairman, President and CEO.

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of about $7 billion. Questar finds, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007. Questar undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the Web site to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

For more information, visit Questar’s Internet site at: www.questar.com.

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